Exhibit 99

PRESS RELEASE

For Immediate Release	Contact:
Kenneth C. Ditzler
Franklin Financial Services Corporation
(717) 261-3665

Franklin Financial releases quarterly earnings

(Chambersburg) Franklin Financial Services Corporation, the bank holding company of F&M Trust Company, reported earnings of $1,269,000 for the first three months of 2004.

This represents a decline of 17.0% when compared to earnings of $1,529,000 for the quarter ended March 31, 2003.  On a per share basis, basic earnings were $.38 for the first three months in 2004 compared to $.46 for the same period in 2003.

Total assets at March 31, 2004 grew by 4.2% over totals a year earlier to $550,927,000. Net loans were up 2.5%, and total deposits and repurchase agreements increased by 2.3%. The market value of trust assets under management remained relatively unchanged at $350,032,000 on March 31, 2004.

Franklin Financial is the bank holding company for F&M Trust, a locally-owned and operated community bank with sixteen community offices throughout Franklin and Cumberland Counties in Boiling Springs, Carlisle, Chambersburg, Marion, Mont Alto, Newville, Shippensburg and Waynesboro.